Employment Agreement

Decided by the Board of Directors, Mr. Wang, Shuchun is appointed as the Chief Executive Officer of China Ginseng Holdings, Inc.

The Monthly wage will be RMB $3,000. Employment period will be three years from December 2005 to December 2008. According to the law of the state, employment health insurance will be provided.

Employee: Wang, Shuchun
China Ginseng Holdings, Inc.
November 3, 2005